Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in Registration Statement Nos. 33-25480, 33-25233, 33-82076, 333-48789, 333-48795, 333-48815, 333-84779, 333-108092, and 333-110061 on Forms S-8 and in Registration Statement No. 333-116706 on Form S-3 of Regal-Beloit Corporation of our report dated February 3, 2005, with respect to the consolidated balance sheets of GE HVAC Motors and Capacitors as of December 31, 2004 and 2003, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended December 31, 2004, which report appears in this Form 8-K/A of Regal-Beloit Corporation dated February 14, 2005.

(signed) KPMG LLP

Hartford, CT
February 9, 2005